Valkyrie ETF Trust II - N-1A/A

Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form N-1A of our report dated October 13, 2021, relating to the financial statement of Valkyrie Bitcoin Strategy ETF, a series of Valkyrie ETF Trust II, as of October 4, 2021, and to the references to our firm under the headings “Fund Service Providers” in the Prospectus and “Miscellaneous Information” and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.

Milwaukee, Wisconsin

October 19, 2021